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                                                                    EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made as of the 1st day of November, 2003 between THE REEDSBURG BANK (the "Employer"), a Wisconsin corporation, its successors and assigns, and MILBURN HAHS (the "Executive").

                                    RECITALS

         WHEREAS, Executive is a valued, long-term employee of Employer or its subsidiaries, whose experience in the industry and continued employment will benefit the Employer in the future; and

         WHEREAS, Employer desires to provide for management continuity and stability and for the continued services of Executive.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below:

         1. Employment. Employer, or one of its subsidiaries, shall continue to employ Executive and the Executive shall continue to serve, on the terms and conditions set forth herein for the period provided in Section 2.

         2. Term of Employment. The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) calendar months thereafter. The term of employment under this Agreement, as in effect from time to time, shall be referred to as the "Employment Term". Commencing, on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional twelve (12) months such that the remaining term shall be thirty-six (36) months unless written notice is provided by either party at least sixty (60) days prior to any such anniversary date, that the Agreement shall terminate at the end of twenty-four (24) months following such anniversary date. Prior to the renewal or non-renewal of the Agreement, the Board of Directors or the Executive Personnel/Compensation Committee will conduct a performance evaluation of the Executive for the purpose of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board or Executive Personnel/Compensation Committee meeting. The term of employment under this Agreement, as in effect from time to time, shall be referred to as the "Employment Term."

         3. Positions and Duties. Executive shall serve Employer as President And Chief Executive Officer and in such capacity as the Board of Directors of Bank may, from time to time, determine. Executive shall provide such management services as are customarily performed by persons serving in similar capacities at other bank holding companies or their affiliates, and perform such other duties as may be appropriate to his position and as may be from time to time determined by Employer's or Bank's Board of Directors to be necessary to its respective operations and in accordance with its respective by-laws. During the Employment Term, Executive shall devote substantially all his working time and efforts to the business and affairs of the Employer and shall not engage in any activity which is competitive with or adverse to the business of the Employer or any of its affiliates whether done as a partner, director, officer, employee, shareholder of or consultant or advisor to any other business.

         4. Compensation. As compensation for services provided pursuant to this Agreement, Executive shall receive the compensation and other benefits set forth below:

                  (i) Base Salary. During the Employment Term, Executive shall receive an annual base salary ("Base Salary") in such amounts as may from time to time be approved by the Board of Employer or the Executive Personnel/Compensation Committee of Merchants. The Base Salary in effect s of the Commencement Date shall be $114,000.00. Such amount shall be subject to review and to annual adjustment by the Board of Employer or the Executive Personnel/Compensation Committee in accordance with Employer's or Merchants' normal personnel practices. No increase in Base Salary or other compensation shall limit or reduce any other obligation of Employer. Executive's Base Salary and other compensation shall be paid in accordance with Employer's regular payroll practices. Review and adjustment of Executive's Base Salary shall be done on a basis comparable to, and applied uniformly with that utilized for other executives of Employer and/or its affiliates.

                  (ii) Bonus Payments. In addition to Base Salary, Executive shall be entitled, during the Employment Term, to participate in and receive payments from all bonus and other incentive compensation plans as in effect from time to time on the same basis as other executive officers of Employer.

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                  (iii)    Other Benefits. During the Employment Term, Employer
         shall provide to Executive, in addition to Base Salary, such other benefits of employment (or, with Executive's consent, equivalent benefits) as are made generally available to executive officers serving in comparable positions at Employer or its affiliates. Such benefits include participation in any group health, life, disability, or similar insurance program and in any pension, profit sharing, deferred compensation, 401(k) or other similar retirement program provided. Executive shall also have the right to participate, on the same basis as other executives of Employer or its affiliates, in any stock purchase, stock option or stock appreciation rights plans, or other stock-based program made available to such executive officers.

                  Executive shall be entitled to vacation, sick time, personal days and other perquisites in the same manner and to the same extent as provided other executives of Employer.

                  Nothing contained herein shall be construed as granting Executive the right to continue in any benefit plan or program, or to receive any other perquisite of employment, provided under this section 4(iii) (except to the extent Executive had previously earned or otherwise accumulated vested rights therein) following a valid and lawful termination or discontinuance of such plan, program or perquisite.

         5. Termination. This Agreement may be terminated, subject to payment of the compensation and other benefits described below, upon occurrence of any of the events described herein. The date on which Executive ceases to be employed under this Agreement, after giving effect to the period of time specified in any notice requirement, is referred to as the "Termination Date."

                  (i) Death; Disability; Retirement. This agreement shall terminate upon the death, disability or retirement of Executive. As used in this Agreement, "disability" means Executive's inability, as the result of physical or mental incapacity, to substantially perform his duties for a period of 180 consecutive days. If the Executive and Employer cannot agree as to the existence of a disability, the determination shall be made by a qualified independent physician acceptable to both parties, or alternatively, by a physician designated by the president of the medical society for the county in which Executive resides. The costs of any such medical examination shall be borne by Employer. If Executive is terminated due to disability, he shall be paid 100% of his Base Salary at the rate in effect at the time notice of termination is given for one year, and thereafter an annual amount equal to 75% of such Base Salary for the remaining portion of the Employment Term, such amounts to be paid in substantially equal monthly installments and offset by any monthly payments actually received by Executive from: (a) any disability plans or disability insurance programs provided by Employer, and (b) any governmental social security or workers compensation program.

                  As used in this Agreement, the term "retirement" shall mean Executive's retirement in accordance with and pursuant to any generally applicable retirement plan of Employer or in accordance with any retirement arrangement established for Executive with his consent.

                  If termination occurs as a result of death, disability or retirement, no additional compensation shall be payable to Executive under this Agreement except as specifically provided herein. Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits to which he was entitled under Section 4 and the plans and programs provided therein, through the Termination Date and, in addition, shall receive or continue to receive for the remaining portion of the Employment Term all other benefits available to him under any applicable group health, life, disability or similar insurance program as in effect on the date of death, disability or retirement.

                  If, following termination by reason of disability and prior to the expiration of the then remaining balance of the Employment Term, Executive becomes able to resume his duties, he shall be reinstated to his position, or if such position has been filled, to a position as nearly comparable as possible. From the date of reinstatement and for the balance of the Employment Term, Executive shall be obligated to perform all duties and responsibilities, and entitled to receive all compensation and other benefits, as provided in this Agreement.

                  (ii) Cause. Employer may terminate Executive's employment under this Agreement for cause at any time, and thereafter Employer shall have no further obligation under this Agreement. Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits in which he was vested or to which he was otherwise entitled under Section 4 and the plans and programs provided therein, by reason of employment through the Termination Date.

                  For purposes of this Agreement, "Cause" shall mean:

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                  (a)      A failure by Executive to substantially perform his
                           duties (other than failure resulting from incapacity) after a written demand by the Board, which demand identifies, with reasonable specificity, the manner in which the Board believes Executive has not substantially performed, and Executive's failure to cure within a reasonable period of time after his receipt of this notice;

                  (b) A criminal conviction of or plea of nolo contendere by Executive for any act involving dishonesty, breach of trust or a violation of the banking laws of the State of Wisconsin or the United States;

                  (c) A criminal conviction of or plea of nolo contendere by Executive for the commission of any felony;

                  (d) A breach of fiduciary duty by Executive involving personal profit;

                  (e) A willful violation of any law, rule or order by Executive (other than traffic violations or similar offenses); or

                  (f) Incompetence, personal dishonesty or material breach of any provision of this Agreement or any willful misconduct by Executive.

                  For purposes of this subsection 5(ii), no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Employer.

                  (iii) Voluntary Termination by Executive. Executive may voluntarily terminate employment at any time by giving at least ninety (90) days prior written notice to Employer . In such event, Employer shall have no further obligation hereunder, except that Executive shall receive all compensation and other benefits in which he was vested or to which he was otherwise entitled under Section 4 and the plans and programs provided therein, by reason of his employment through the Termination Date.

                  (iv)     Termination by Executive After Change in Control.

                  (a) For purposes of this Agreement, a "change in control" shall be deemed to have occurred if any "individual, entity or group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the voting power of the securities of Employer or Employer's parent company or becomes the owner of all or substantially all of the assets of Employer or of Employer's parent company or if the shareholders of Employer or of Employer's parent company approve a reorganization, merger or consolidation of Employer of Employer's parent company. For purposes of this section, "Parent Company" shall mean any entity which owns or controls 25% or more of the voting power or assets of Employer. "Change in control" shall not refer to or include any transaction involving only entities affiliated directly or indirectly with Employer or any transaction between Employer and Merchants and Manufacturers Bancorporation, Inc. or any of its direct or indirect subsidiaries.

                  (b) Executive may, at any time within twelve (12) months following a "change in control," terminate his employment under this Agreement by giving at least ninety (90) days prior written notice to Employer, and be entitled to the benefits described in Section 5(vi) below upon the occurrence of any of the following events:

                                    1)       Executive is assigned to positions,
                           duties or responsibilities that are substantially less significant than the positions, duties and responsibilities provided herein;

                                    2)       Executive is removed from or
                           Employer fails to re-elect Executive to his position, except in connection with termination of Executive's employment for cause, disability or retirement, or in connection with suspension or termination by or pursuant to regulatory action;

                                    3) Executive's Base Salary is reduced other
                           than as the result of a program applied on a proportionately equivalent basis to all executives of Employer and its affiliates.

                  (v)      Suspension or Termination required by Regulatory
                           Agencies.

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                  (a)      If Executive is suspended and/or temporarily
                           prohibited from participating in the conduct of Employer's or any of Employer's affiliates' affairs by a regulatory agency, Employer's obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall: (1) pay Executive all of the compensation withheld while its obligations under this Agreement were suspended; and (2) reinstate any of its obligations which were suspended.

                  (b) If Executive is removed and/or permanently prohibited from participating in the conduct of Employer's or any of Employer's affiliates affairs by an order issued by a regulatory agency, the obligation of Employer under the Agreement shall terminate as of the effective date of the order, but earned or otherwise vested rights of Executive to compensation and to any benefits under Section 4 shall not be affected.

                  (c) All obligations under the Agreement may be terminated, except to the extent determined that continuation of the contract is necessary to operation of Employer or any of its affiliates, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of Employer or any of Employer's affiliates under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or when Employer or any of its affiliates is determined by any appropriate bank regulatory agency to be in an unsafe or unsound condition. Any rights of the parties that have been already earned or otherwise vested, however, shall not be affected by such action.

                  (vi) Benefits Upon Other Termination by Employer or Upon Termination by Executive Following a "Change in Control." If this Agreement is terminated by Employer other than for death, disability or retirement under Section 5(i) and other than for "cause" under Section 5(ii) or other than by regulatory action under Section (v), or if Executive terminates this Agreement following a "change in control" pursuant to Section 5(iv)(b), then following the Termination Date, Executive shall be entitled to the following benefits:

                  (a) In lieu of any further salary payments, Executive shall receive severance payments equal to the sum of the Base Salary in effect on the Termination Date plus cash bonus for the year prior to termination times the number of years of the remaining Employment Term, payable in the amount and at the times provided in Sections 4(i) and (ii). If termination follows a "change in control" under Section 5(iv)(b), Executive may elect to receive the payments specified in the immediately preceding sentence in a lump sum without any discount, provided that the amount of such severance payments may not exceed the limitations established in Section 6.

                  (b) In addition to other amounts payable to Executive under this Section 5(vi), Executive shall be entitled to receive all other benefits in which he was vested or to which he was otherwise entitled under Section 4 and the plans and programs provided therein by reason of employment through the Termination Date, together with the continuation, without cost to Executive, of other benefits under Section 4(iii) for the remaining unexpired Employment Term, all subject to the limitations set forth in Section 6 below.

                  (vii) Suspension by Employer. Employer in its sole discretion shall have the right to temporarily suspend Executive from participating in the conduct of the Employer's or Employer's affiliates' affairs. If Executive is suspended or temporarily prohibited from participating in the conduct of Employer's or Employer's affiliates' business, Employer shall pay Executive all compensation and provide all benefits pursuant to Section 4 of this Agreement during the period of such suspension.

         6. Limitations on Change in Control Compensation. In the event severance benefits under Subsection 5(vi), or any other payments or benefits received or to be received by Executive from Employer (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with Employer or any corporation ("Affiliate") affiliated with employer within the meaning of Section 1504 of the Internal Revenue Code of 1986 as amended (the "Code")), constitute, in the opinion of tax counsel selected by Employer's independent auditors and acceptable to Executive, "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three times the average of the annual compensation payable to Executive by Employer (or an Affiliate) and includible in Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership occurred ("Base Amount"), such severance benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments otherwise received or to be received by Executive from Employer (or an Affiliate) that are deemed parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The severance benefits shall not be reduced if (i) Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the

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applicability of this Section 6, or (ii) in the opinion of tax counsel, the severance benefits (in their full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280OG(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 28OG(b)(4) of the Code and such payments are deductible by Employer. The Base Amount shall include every type and form of compensation includible in Executive's gross income in respect of his employment by Employer (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 28OG(b) of the Code. For purposes of this
Section 6, a "change in ownership or control" shall have the meaning set forth in Section 28OG(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by Employer's independent auditors in accordance with the principles of Section 28OG of the Code.

         Executive shall have the right to request that Employer obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under 280G. If a ruling is sought pursuant to Executive's request, no severance benefits payable under this Agreement in excess of the
Section 28OG limitation shall be made to Executive until after fifteen (15) days from the date of such ruling; however, severance benefits shall continue to be paid during this time up to the amount of that limitation. For purposes of this
Section 6, Executive and Employer agree to be bound by the Service's ruling as to whether payments constitute "parachute payments" under Section 280G. If the Service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the severance benefits may be deferred shall be extended to a date fifteen (15) days from the date of the Service's notice indicating that no ruling will be forthcoming.

         7. Waiver of Change in Control Salary Continuation Benefits. In connection with this Agreement, Executive agrees that, for purposes of the Reedsburg Bank Executive Employee Salary Continuation Agreement by and between Executive and the Bank dated March 24, 2000 (the "SCA"), the acquisition of the Bank by Merchants and Manufacturers Bancorporation, in accordance with the Merger Agreement dated April 24, 2003, as amended (the "Acquisition"), shall not constitute a Change of Control. Therefore, the Executive acknowledges that he is not entitled to the benefits under Section 3.5(c) of the SCA as a result of the Acquisition. Executive and Employer agree that, except as provided in this paragraph 7, the benefits under Section 3.5(c) of the SCA remain available to Executive upon a Change in Control (as such term is defined in the SCA) or upon a change in control as defined in subsection 5(iv)(a) of this Agreement (in either instance, a "Second Change in Control"). Employer acknowledges that this Agreement does not supersede the SCA. Except as provided in this paragraph, Employer agrees that in no event shall Executive lose any of the benefits to which he is entitled under the SCA without the consent of the Executive.

         8. Termination of Severance Payment Agreement and Non-Competition Agreement. In consideration of entering into this Employment Agreement, Employer and Executive agree that the Severance Payment Agreement dated March 24, 2000 by and between Employer and Executive and the Non-Competition Agreement dated March 24, 2000 by and between Employer and Executive are each terminated in their entirety and all rights and obligations of the parties to such agreements are rendered null and void commencing on the date of this Employment Agreement.

         9.       General Provisions.

                  (i)      Successors; Binding Agreement.

                  (a) Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business and/or assets of Employer ("Successor Organization") to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would have been required to perform if no such succession had taken place. If such succession is the result of a "change in control" as defined herein, such assumption shall specifically preserve to Executive, for the then remaining term of this Agreement, the same rights and remedies (recognizing them as being available and applicable as the result of the "change in control" effectuating said succession) provided under this Agreement upon a "change in control."

                           As used in this Agreement, Employer shall mean The Reedsburg Bank and any successor to its business and/or assets, which becomes bound by the terms and provisions of this Agreement by operation of this Agreement or by law. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as he would be entitled to under this Agreement if he terminated his employment under Section 5(iv). For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

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                  (b)      No right or interest to or in any payments or
                           benefits under this Agreement shall be assignable or transferable in any respect by the Executive, nor shall any such payment, right or interest be subject to seizure, attachment or creditor's process for payment of any debts, judgments, or obligations of Executive.

                  (c) Any rights and obligations of Employer under this Agreement may be assigned or transferred by Employer to any of its affiliates prior to a change in control as defined in this Agreement.

                  (d) This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive and his heirs, beneficiaries and personal representatives and Employer and any successor organization or assignee of Employer.

                  (ii)     Non-competition/Non-solicitation/Confidentiality
         Provisions. Executive acknowledges that the development of personal contacts and relationships is an essential element of Employer's and Employer's affiliates' business, that Employer has invested considerable time and money in his development of such contacts and relationships, that Employer and its affiliates could suffer irreparable harm if he were to leave Employer's employment and solicit the business of customers of Employer or Employer's affiliates and that it is reasonable to protect Employer against competitive activities by Executive. Executive covenants and agrees, in recognition of the foregoing and in consideration of the mutual promises contained herein, that in the event of a termination of his employment with Employer or any of its affiliates, Executive shall not accept employment with any Significant Competitor of Employer or of any of Employer's affiliates for a period of eighteen (18) months following such termination. For purposes of this Agreement, the term "Significant Competitor" means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive's employment with Employer or during the period of this covenant not to compete, has a home, branch or other office within a fifty (50) mile radius of any office operated or maintained by Employer.

                  Executive agrees that the non-competition provisions set forth herein are necessary for the protection of Employer and its affiliates and are reasonably limited as to (a) the scope of activities affected,
         (b) their duration and geographic scope, and (c) their effect on Executive and the public. In the event Executive violates the non-competition provisions set forth herein, Employer shall be entitled, in addition to its other legal remedies, to enjoin the employment of Executive with any Significant Competitor for the period set forth herein. If Executive violates this covenant and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the covenant shall be deemed to have the duration specified herein, computed from the date relief is granted, but reduced by any period between commencement of the period and the date of the first violation.

                  Executive acknowledges that as a result of his employment with Employer or its affiliates Executive has access to confidential information concerning Employer's business, customers and services. Executive agrees that during the Employment Term or subsequent thereto, he will not, directly or indirectly, whether in original, duplicated, computerized or other form, use, disclose or divulge to any person, agency, firm, corporation or other entity any confidential or proprietary information, including, without limitation, customer lists, reports, files, manuals, training materials, records or information of any kind, or any other secret or confidential information pertaining to the products, services, customers or prospective customers, sales, technology and business affairs or methods of Employer or any of its affiliates (collectively "Confidential Information") which Executive acquires or has access to during the Employment Term. Notwithstanding the foregoing, Confidential Information shall not include information or data which is otherwise available in the public domain. Executive agrees that he will not at any time either during or subsequent to his employment with Employer disclose or transmit, either directly or indirectly, any Confidential Information of Employer or its affiliates to any person, firm, corporation, association, or other entity, and will not remove this information, in any form whatsoever, from the premises or data base of Employer or its affiliates, except as required in the ordinary course of business as is necessary to perform Executive's duties or as required by applicable law. In the event of Executive's termination from employment from Employer for any reason, Executive shall immediately return all Confidential Information of Employer, including any original, computerized or duplicated records to Employer.

                  Executive agrees that during the term of his employment with Employer, and for a term of eighteen (18) months thereafter, he will not, directly or indirectly, on behalf of himself or on behalf of any other individual or entity, as an agent or otherwise contact, influence or encourage any of the customers of Employer, of which Executive has knowledge or based on his capacity of employment for Employer or its subsidiaries should reasonable have had knowledge, for the purpose of soliciting business or inducing such customer to acquire any product or service that is provided or under development by Employer or its affiliates from any entity other than Employer.

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                  Executive agrees that during the term of his employment with
         Employer, and for a period of eighteen (18) months thereafter, he will not, directly or indirectly, encourage, induce, or entice any employee of Employer or its affiliates to leave the employment of Employer or its affiliates.

         Executive agrees that if he violates the covenants under this section, Employer shall be entitled to an accounting and repayments of all profits, compensation, commissions and other remuneration or benefits which the Executive has realized or may realize as the result of or in connection with any such violation. Executive further agrees that money damages may be difficult to ascertain in case of a breach of this covenant, and Executive therefore agrees that Employer or its affiliates shall be entitled to injunctive relief in addition to any other remedy to which Employer or its affiliates may be entitled.

                  (iii) Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of Employer to its principal office and in the case of Executive, to his address appearing on the records of Employer or to such other address as either party may have furnished to the other in writing in accordance herewith.

                  (iv) Expenses. If legal proceedings are necessary to enforce or interpret this Agreement, or to recover damages for breach, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements of such proceedings, in addition to any other relief to which such prevailing party may be entitled. Notwithstanding, the foregoing, in the event of legal proceedings to enforce or interpret this Agreement following a "change in control," Executive shall be entitled to recover from Employer: (a) reasonable attorneys fees, costs, and disbursements if Executive is the prevailing party; or (b) reasonable attorneys' fees, costs and disbursements of up to $7,500 incurred in such proceedings regardless of whether Executive is the prevailing party. Recovery of attorneys' fees and costs following a "change in control" shall be in addition to any other relief to which Executive is entitled.

                  (v) Withholding. Employer shall be entitled to withhold from amounts to be paid to Executive under this Agreement any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold. Employer shall be entitled to rely on an opinion of counsel as to the amount or requirement of any such withholding.

                  (vi) Miscellaneous. No provision of this Agreement may be amended, waived or discharged unless such amendment, waiver or discharge is agreed to in writing and duly executed by Executive and Employer or its successor in interest. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, whether written or oral, between the parties with respect thereto; no agreements or representations, oral or otherwise, expressed or implied, have been made by either party with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

                  (vii) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  (viii) Counterparts. This Agreement may be executed in several counterparts, all of which together will constitute one and the same instrument.

                  (ix) Headings. Headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

                  (x) Effective Date. The effective date of this Agreement shall be the date indicated in the first paragraph of this Agreement notwithstanding the actual date of execution by any party.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

                                      EXECUTIVE

                                      /s/ Milburn Hahs
                                      -----------------------------------------
                                      MILBURN HAHS

                                      THE REEDSBURG BANK

                                      /s/ Erich Mildenberg
                                      -----------------------------------------
                                      By:  Erich Mildenberg
                                      Title:  Chairman of the Board of Directors